UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Corporate Headquarters

March 30, 2006

Dear Shareholder:

The Notice of Annual Meeting and Proxy Statement for the 2006 Annual Meeting of Rayonier Shareholders are enclosed.

As in previous years, the Annual Meeting is intended to be business only. The one formal item on the agenda is the election of three directors, and the Proxy Statement provides information about each nominee for election. We do not expect any other items of business to be raised, and no speeches or presentations are planned.

As always, your vote is important. I urge you to vote your shares promptly.

Sincerely yours,

W. L. NUTTER

Chairman, President and Chief Executive Officer

Rayonier Inc.        •         50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

Corporate Headquarters

March 30, 2006

NOTICE OF ANNUAL MEETING

Notice is hereby given that the 2006 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 18, 2006 at 4:00 P.M., local time, for the purposes of:

1)	electing three Class III directors to terms expiring in 2009; and

2)	acting upon such other matters as may properly come before the meeting.

All Rayonier shareholders of record at the close of business on March 20, 2006 are entitled to vote at the meeting. This Notice and the accompanying Proxy Statement and proxy card are first being mailed to shareholders on or about March 30, 2006.

We urge you to vote your shares over the Internet, by telephone or through the mail at the earliest convenience.

W. EDWIN FRAZIER, III

Senior Vice President, Administration and Corporate Secretary

Rayonier Inc.        •         50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Rayonier Shareholders

Thursday, May 18, 2006

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Company to elect three directors, Richard D. Kincaid, W. Lee Nutter and Ronald Townsend (for more information on each nominee, turn to Information As To Nominees For Election To The Board Of Directors beginning on page 4).

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 76,450,937 shares of Rayonier common stock (“Common Shares”) outstanding at the close of business on March 20, 2006 is entitled to one vote for each share owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your proxy card. If you vote on the Internet, you do not need to mail in your proxy card.

•	You can vote by telephone by following the “Vote by Phone” instructions on your proxy card. If you vote by telephone, you do not need to mail in your proxy card.

•	You can vote by mail by signing and dating your proxy card and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (i.e., FOR the three named nominees for election as directors).

•	You can vote in person at the Annual Meeting by delivering your completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and reports of voting results that identify individual shareholders are mailed or returned directly to Automatic Data Processing, Inc. (“ADP”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit ADP to tabulate and certify the vote;

•	as required by law;

•	if we determine in good faith that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a shareholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Rayonier. Under the Company’s bylaws, all shareholder proposals (including director nominations) must have been received by December 1, 2005 to be considered at the Annual Meeting. To date, we have not received any shareholder proposals or director nominations from shareholders that will be acted upon at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 20, 2006 must be present, either in person or represented by proxy.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:	The three nominees who receive the largest number of votes will be elected. Accordingly, any action other than a vote for a nominee will have the practical effect of a vote against the nominee.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, will be counted as present and entitled to vote. However, under NYSE rules, your broker is entitled to vote your shares with respect to the election of directors if no instructions are received from you. Abstentions and broker non-votes, if any, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of ADP will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own Common Shares. Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York at 1-800-659-0158. From outside the U.S. you may call The Bank of New York, collect, at 610-382-7833.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	voting by telephone or on the Internet (only your most recent telephone or Internet proxy is counted);

•	signing and submitting another proxy with a later date; or

•	voting again at the meeting.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:	All shareholders who wish to include a proposal in our Proxy Statement for the Annual Meeting in 2007 must provide notice by certified mail—return receipt requested to Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202 by no later than November 30, 2006. The notice must satisfy the requirements for shareholder proposals under the federal securities laws. Under our bylaws, this deadline also applies to any shareholder proposal sought to be considered at the 2007 Annual Meeting, not just to those sought to be included in the Proxy Statement and on the proxy card for the Annual Meeting.

Q:	MAY I ACCESS THIS YEAR’S ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT ELECTRONICALLY?

A:	Rayonier’s 2005 Annual Report, which includes the Annual Report on Form 10-K, and this Proxy Statement may be accessed at the Investor Relations section of the Rayonier website at: www.rayonier.com. Note that most shareholders can elect to receive future Proxy Statements, Annual Reports and proxy cards over the Internet instead of receiving paper copies in the mail. With Internet delivery, you should receive the materials more quickly and also help the Company reduce printing and postage costs. We encourage you to enroll in this delivery option through links provided at the Investor Relations section of our website.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing management and the overall performance of Rayonier. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. The Board held sixteen meetings during 2005. The Board operates under a set of Corporate Governance Principles, a copy of which can be found on the Company’s website at www.rayonier.com and which are also available in print to any shareholder who requests it by writing to the Corporate Secretary at Rayonier, 50 North Laura Street, Jacksonville, Florida 32202.

The Board is divided into three classes (I, II and III) serving staggered three-year terms. The terms of the Class III directors, Rand V. Araskog, Richard D. Kincaid, W. Lee Nutter and Ronald Townsend, will expire at the 2006 Annual Meeting, at which time Mr. Araskog will retire in accordance with the Board’s policy regarding mandatory retirement age. Messrs. Kincaid, Nutter and Townsend have each been nominated for re-election for a term expiring in 2009.

Unless there is a contrary indication, the Common Shares represented by valid proxies will be voted for the election of all three nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted for the election of a substitute nominee recommended by the Board.

A biography of each member of Rayonier’s current Board of Directors, including the three nominees for election, is set forth below.

The Board unanimously recommends that you vote FOR each of the three nominees for election to the Board of Directors named below.

Information As To Nominees For Election To The Board Of Directors

Class III, Term Expires in 2006

RICHARD D. KINCAID, Age 44	Director Since 2004

Mr. Kincaid is President, Chief Executive Officer and a trustee of Equity Office Properties Trust (an owner and manager of office buildings and the largest U.S. real estate investment trust). He became President in November 2002 and was named Chief Executive Officer effective April 1, 2003. Mr. Kincaid joined Equity Office Properties Trust as Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C., a predecessor of Equity Office Properties Trust, and was Senior Vice President of Equity Group Investments, Inc., a private investment company. Mr. Kincaid is on the Board of Governors of the National Association of Real Estate Investment Trusts, the Business Roundtable, and the Economic Club of Chicago. He is a graduate of Wichita State University and holds an MBA from the University of Texas.

W. LEE NUTTER, Age 62	Director Since 1996

Mr. Nutter is Chairman, President and Chief Executive Officer of Rayonier. He joined Rayonier in 1967 in the Northwest Forest Operations and was named Vice President, Timber and Wood in 1984, Vice President, Forest Products in 1985, Senior Vice President, Operations in 1986 and Executive Vice President in 1987. Mr. Nutter was elected President and Chief Operating Officer and a director of Rayonier in 1996 and to his current position effective January 1999. He serves on the Board of Directors of Republic Services, Inc., the Board of Directors of the American Forest and Paper Association and on the National Council for Air and Stream Improvement. Mr. Nutter is also a member of the North Florida Regional Board of SunTrust Bank. He holds a B.A. degree in Business Administration from the University of Washington and graduated from the Harvard University Graduate School of Business Administration Advanced Management Program.

RONALD TOWNSEND, Age 64	Director Since 2001

Mr. Townsend is an independent communications consultant based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, most recently as President of Gannett Television Group. Mr. Townsend also serves as a director of ALLTEL Corporation and Winn-Dixie Stores, Inc. He attended The City University of New York, Bernard Baruch.

Information As To Other Directors

Class III, Term Expires in 2006

RAND V. ARASKOG, Age 74	Director Since 1994

Mr. Araskog is the retired Chairman and Chief Executive of ITT Corporation (a diversified global corporation engaged in the hospitality and entertainment businesses and the information services business). He served as Chairman and Chief Executive of ITT Corporation from 1980 until his retirement in 1998. He is also a director of ITT Educational Services, Inc., and Cablevision Systems Corporation. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard University Graduate School of Arts and Sciences.

Class I, Terms Expire in 2007

RONALD M. GROSS, Age 72	Director Since 1978

Mr. Gross is Chairman Emeritus, and former Chairman and Chief Executive Officer of Rayonier. He joined Rayonier in 1978 as President and Chief Operating Officer and a director, and was given the additional responsibilities of Chief Executive Officer in 1981 and Chairman in 1984. Mr. Gross served as Chairman and Chief Executive Officer from 1984 until his retirement in 1998, and was named Chairman Emeritus effective January 1999. He also serves as a director of Corn Products International, Inc. and The Brinks Company. Mr. Gross is a graduate of Ohio State University and the Harvard University Graduate School of Business Administration.

THOMAS I. MORGAN, Age 52	Director Since 2004

Mr. Morgan is President and Chief Executive Officer and a director of Hughes Supply, Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products). He joined Hughes Supply, Inc. in 2001 as President and Chief Operating Officer and was elected to his present position in 2003. Previously Mr. Morgan was Chief Executive Officer of EnfoTrust Network (a business to business information delivery network) from February 2000 to March 2001, Chief Executive Officer of Value America (an online retailer) from February 1999 to November 1999, and Chief Executive Officer of US Office Products (an office supply company) from November 1997 to January 1999. He also spent 22 years with Genuine Parts Company (a distributor of automotive and industrial replacement parts, office products and electrical/electronic materials) in positions of increasing responsibility. Mr. Morgan serves as a member of the Central Florida Regional Board of SunTrust Bank. He also serves as a director of Enterprise Florida, the Boys and Girls Club of Central Florida and the Florida Council of 100. Mr. Morgan is a graduate of the University of Tennessee.

KATHERINE D. ORTEGA, Age 71	Director Since 1994

Ms. Ortega served as the 38th Treasurer of the United States from 1983 to 1989 and as Alternate Representative of the United States to the United Nations General Assembly from 1990 to 1991. Prior to these appointments, she served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President’s Advisory Committee on Small and Minority Business. Before entering government, Ms. Ortega was a banker and practiced as a certified public accountant. She also serves as a director of The Kroger Co., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund; and as a Trustee of The American Funds Tax-Exempt Series I. Ms. Ortega is a graduate of Eastern New Mexico University and holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree.

Class II, Terms Expire in 2008

JAMES H. HANCE, JR., Age 61	Director Since 2004

Mr. Hance is the retired Vice Chairman of Bank of America Corporation (a financial institution serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services), a position he held from 1993 until his retirement on January 31, 2005. He also served as Chief Financial Officer from 1988 until April 2004. Mr. Hance joined NCNB Corporation, predecessor to NationsBank and Bank of America, in 1987 as Executive Vice President and Chief Accounting Officer. He also serves as a director of Cousins Properties Incorporated, EnPro Industries, Inc., Sprint Nextel Corporation and Duke Energy Corporation. He is a graduate of Westminster College in Missouri and holds an MBA from Washington University.

PAUL G. KIRK, JR., Age 68	Director Since 1994

Mr. Kirk served as a partner in the law firm of Sullivan & Worcester from 1977 to 1992 and is presently affiliated with the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is also Chairman, President and a director of Kirk & Associates, Inc. He is a Trustee of Stonehill College and Chairman of the Board of Directors of the John F. Kennedy Library Foundation. Mr. Kirk serves as Co-Chairman of the Commission on Presidential Debates. He is also a director of The Hartford Financial Services Group, Inc. and Cedar Shopping Centers, Inc. Mr. Kirk is a graduate of Harvard College and Harvard Law School.

CARL S. SLOANE, Age 69	Director Since 1997

Mr. Sloane is Co-Chairman of AlixPartners Holdings and Questor Partners Holdings (providers of services and capital to underperforming and distressed companies), positions he has held since June 1, 2005. He is also Professor Emeritus, Harvard University Graduate School of Business Administration, and a Trustee of Beth Israel Deaconess Medical Center, a Harvard affiliated teaching hospital. He was the Ernest L. Arbuckle Professor of Business Administration from 1991 until his retirement in 2000. Prior to joining the Harvard faculty, Mr. Sloane spent 30 years in management consulting, the last 20 with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. He is also a director of The Brinks Company. Mr. Sloane is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

Committees Of The Board Of Directors

Our Board of Directors has the following committees, each of which operates under a written charter available on the Company’s website at www.rayonier.com. The committee charters are also available in print to any shareholder upon written request to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2005
AUDIT: Katherine D. Ortega, Chair James H. Hance, Jr. Paul G. Kirk, Jr. Carl S. Sloane Ronald Townsend

This Committee is comprised entirely of independent directors and its responsibilities include:

•     oversight of the Company’s accounting and financial reporting policies, processes and systems of internal control, including internal control over financial reporting;

•     monitoring the independence and performance of the Company’s independent auditors with sole responsibility for such auditors’ selection, evaluation, compensation and discharge;

•     approving, in advance, all of the audit and non-audit services provided to the Company by the independent auditors;

•     facilitating open communication among the Board, senior management, internal audit and the independent auditors; and

•     overseeing the Company’s legal compliance and ethics programs, including the Standard of Ethics and Code of Corporate Conduct.

		10

COMPENSATION AND MANAGEMENT DEVELOPMENT: Rand V. Araskog, Chair Richard D. Kincaid Paul G. Kirk, Jr. Thomas I. Morgan Ronald Townsend	This Committee is comprised entirely of independent directors and its responsibilities include: • overseeing the compensation and benefits of employees; • evaluating management performance; • establishing executive compensation; • reviewing management succession and development matters; and • approving individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives.	6

NOMINATING AND CORPORATE GOVERNANCE: Carl S. Sloane, Chair Ronald M. Gross Thomas I. Morgan Katherine D. Ortega	This Committee is comprised entirely of independent directors and its responsibilities include: • establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders; • determining the composition of Board committees; • overseeing processes to evaluate Board and committee effectiveness; • recommending director compensation and benefit programs to the Board; and • overseeing a set of Corporate Governance Principles for the Company.	3

FINANCE: James H. Hance, Jr., Chair Rand V. Araskog Ronald M. Gross Richard D. Kincaid W. Lee Nutter	This Committee is responsible for advising the Board concerning certain issues with respect to the financial structure of the Company, including: • financial strategies and tax planning initiatives; • dividend policies; • capital structure; • financings; • risk management policies; • compliance with various REIT qualification tests; • investment policies; and • performance of the pension and savings plans.	6

On average, directors attended 93 percent of the aggregate meetings of the Board of Directors and Committees on which they served during 2005, and no director attended less than 75 percent of such meetings.

Director Independence

The Board of Directors has affirmatively determined that, with the exception of Mr. Nutter, no director has a material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, all directors, other than Mr. Nutter, qualify as independent under the applicable listing standards of the New York Stock Exchange. In making such determination with regard to Mr. Gross, the Board specifically evaluated his consulting arrangement with the Board (see Director Compensation on page 9) and determined that given the modest level of direct compensation received under the arrangement, and that the consulting services are provided to the Board rather than to management, the arrangement does not constitute a material relationship with the Company.

With regard to Mr. Hance, the Board evaluated the banking services provided to the Company by Bank of America and the fees paid for such services. Services provided consist of cash management, debt issuance, financial advice and letter of credit support. The Board determined that given the reasonable level of fees and that such services are provided in the usual and ordinary course of business, the Company’s banking relationship with Bank of America is not significant enough to preclude Mr. Hance’s independence from management. Given Mr. Hance’s retirement from Bank of America, the Board will not need to consider relationships between the Company and Bank of America in making future independence determinations.

With regard to Mr. Morgan, the Board evaluated the Company’s purchases of equipment from Hughes Supply, Inc. and concluded that such purchases were insignificant and carried out in the ordinary course of business at the field level, and therefore would not impair Mr. Morgan’s independence.

Submission Of Director Nominations By Shareholders

Our bylaws provide that nominations of persons for election to the Board of Directors may be made at the Annual Meeting either by or at the direction of the Board or by any shareholder who complies with the requirements set forth in our bylaws for submission of director nominations. Such requirements are that the shareholder: (i) be a shareholder of record at the time of submitting the required notice of nomination, (ii) be entitled to vote for the election of directors at the subject Annual Meeting, and (iii) comply with the notice procedures detailed below.

Notice of director nominations from shareholders must be in writing and received by the Corporate Secretary at the Company’s offices at 50 North Laura Street, Jacksonville, Florida 32202, not less than 120 days prior to the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting (provided that if we have changed our Annual Meeting date by more than 30 days from the previous year’s date, notices from shareholders must be received by a date that is a reasonable time before we begin to print and mail the Proxy Statement). Each shareholder’s notice must include the shareholder’s name and address and the number of Common Shares owned and, as to each potential nominee, information substantially the same as that required to be disclosed in solicitations of proxies for election of directors pursuant to Items 7(a) and (b) of Regulation 14A under the Securities Exchange Act of 1934, as amended, along with such potential nominee’s written consent to being named as a nominee and to serving as a director if elected.

Director Nomination Process

It is the policy of our Nominating and Corporate Governance Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified by any other source. While there are no specific minimum qualifications for director nominees, in evaluating the suitability of potential nominees, it is the policy of the Nominating and Corporate Governance

Committee to seek individuals who have the knowledge, experience, skills, expertise and diversity, together with the highest personal and professional integrity, to be most effective, in conjunction with the other Board nominees and members, in collectively serving the long-term interests of the Company’s shareholders. These criteria for Board membership are periodically reevaluated by the Nominating and Corporate Governance Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

The Nominating and Corporate Governance Committee has, at times, utilized independent third party search firms to identify potential director candidates.

Share Ownership Requirements For Directors And Senior Management

The Board of Directors believes that it is important for directors and senior management to acquire a substantial ownership position in the Company to underscore the level of commitment Rayonier’s management team has to the future success of the business. Our policies require Rayonier share ownership by directors at a level equal to three times their annual equity retainer, and by officers at the level of Vice President or above as follows:

Position/Level	Share Ownership Requirements as Multiple of Base Salary
Chairman, President and Chief Executive Officer	4X
Executive Vice President	3X
Senior Vice President	2X
Vice President	1X

These ownership levels for directors and officers are required to be achieved over a three-year period. Currently, all directors and persons holding a position of Vice President or higher for three or more years have met their required levels of ownership.

Director Compensation

Each non-management director currently receives an annual retainer of $35,000 in cash plus an annual award of 1,000 Common Shares. They also receive a fee of (i) $2,000 per Board meeting attended; (ii) $1,500 per Committee meeting attended; (iii) an additional $500 per Committee meeting chaired; (iv) $2,000 for each business trip taken to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management; provided, however, that the fee for a director’s telephonic participation in a non-telephonic meeting of the Board or any Committee is one-half the otherwise applicable fee. Mr. Nutter, as an employee of Rayonier, is not compensated for service on the Board or its Committees.

Each year The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company (the “Foundation”), makes a $1,000 contribution in the name of each director to a charity of the director’s choice.

Mr. Gross has provided consulting services to the Board under a Consulting Agreement since January 1, 1999. Under this Agreement, he is paid an annual retainer of $50,000 for as long as he remains a director.

Directors’ Charitable Award Program

The Company established the Directors’ Charitable Award Program in 1995 to recognize the interest of Rayonier and its directors in supporting worthy educational institutions and other charitable organizations. Under this Program directors may nominate up to five organizations to share a total contribution of $1 million for each director from the Foundation. These contributions will be made by the Foundation in ten annual installments after the death of any director who:

•	has completed 60 full months of service as a director;

•	dies or becomes disabled while serving as a director; or

•	is actively serving as a director at the time of a change in control of the Company.

The Company has acquired joint life insurance contracts on the lives of directors, the proceeds of which will be adequate to fund Rayonier’s contributions to the Foundation related to the Program, as well as to fund the premium costs of the contracts. Directors receive no financial benefit from this Program since the charitable deduction and insurance proceeds accrue solely to the Company.

Effective January 1, 2004, the Directors’ Charitable Award Program was discontinued for new directors.

Majority Voting Standard For The Election Of Directors

The Nominating and Corporate Governance Committee has begun a review of the appropriate process to provide that director nominees be elected by an affirmative vote of the majority of shareholder votes cast, rather than the current plurality vote standard. Any required shareholder action to implement a majority vote standard will be addressed at the 2007 Annual Meeting of Shareholders. If approved, majority voting will apply to elections of directors commencing in 2008.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States as well as to audit the Company’s internal controls over financial reporting.

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process including annual audits and quarterly reviews of its financial statement filings, and audits of internal controls over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is composed of five directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is attached hereto as Appendix A. The Committee held ten meetings during 2005.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2005 with management and with Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm for 2005. In addition, the Committee has held discussions with Deloitte & Touche covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee asked Deloitte & Touche to present to the Committee any unusual items observed during their quarterly reviews of the Company’s interim results. No such items were presented during 2005. The Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has held discussions with Deloitte & Touche regarding their independence.

The Audit Committee discussed with the Company’s chief internal audit executive and with Deloitte & Touche representatives the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal controls and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive and with representatives of Deloitte & Touche at six meetings of the Committee in 2005. The Committee also held four regularly scheduled private meetings with the Company Ombudsman. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by Sarbanes-Oxley.

In reliance on the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee Financial Expert

The Board has evaluated whether at least one Audit Committee member meets the qualifications for an “audit committee financial expert” as defined by the Securities and Exchange Commission. Based on such evaluation, Katherine D. Ortega qualifies as an audit committee financial expert and is independent of management.

Information Regarding Independent Registered Public Accounting Firm

Deloitte & Touche has served as the Company’s independent registered public accounting firm since 2002. The Audit Committee will appoint the Company’s independent registered public accounting firm for 2006 after the Annual Meeting. The Audit Committee, at its discretion, may change the appointment of the independent registered public accounting firm at any point if it determines that such a change is in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Deloitte & Touche charged the Company the following fees (billed or to be billed) for services performed in fiscal 2005 and 2004:

	2005	2004
Audit fees	$1,322,342	$948,233
Audit-related fees	412,877	126,546
Tax fees	106,222	137,585
All other fees	—	—

	$1,841,441	$1,212,364

Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, accounting research and consents for SEC filings.

Audit-related services include services such as audits of benefit plans, a separate creditor required audit report for a subsidiary and transaction-related fees. Tax services include tax consultation and assistance to the Company in preparation of foreign entity and expatriate tax returns. The Audit Committee determined that the provision of such services was not incompatible with maintaining the independent registered public accountant’s independence.

The independent registered public accountants are prohibited from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

All fiscal 2005 services provided by the independent registered public accountant were pre-approved, in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix B.

This report is furnished by the members of the Audit Committee.

Katherine D. Ortega, Committee Chair	Carl S. Sloane
James H. Hance, Jr.	Ronald Townsend
Paul G. Kirk, Jr.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee (the “Committee”) oversees the compensation and benefits of Rayonier employees. The Committee must authorize individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives, including the executives in the Summary Compensation Table on page 18 (the “Named Executive Officers”). Specifically, the Committee establishes and approves base salaries, annual cash bonuses and long-term equity-based incentive awards. In setting compensation levels, evaluating the weight given to various forms of compensation and establishing and implementing compensation programs, the Committee uses outside compensation expertise and outside legal counsel, retained by the Committee.

The Committee’s charter reflects these various responsibilities and is reviewed annually. The Committee’s membership is determined by the Board on an annual basis and is composed entirely of independent directors. The Committee meets several times during the year, with each regularly scheduled meeting including an executive session, and at other times as the work of the Committee dictates. During 2005, the Committee held five regularly scheduled meetings and one special meeting by teleconference. Following each regularly scheduled Committee meeting, the Chair of the Committee reports to the full Board.

Executive Compensation Philosophy

The key elements of the Company’s executive compensation program are base salary, annual cash bonus incentives and long-term equity-based incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee takes account of all other elements of an executive’s total compensation package. The Committee is provided with a summary compensation schedule for W. Lee Nutter, Chairman, President and Chief Executive Officer, and for each of Mr. Nutter’s direct reports, at each regularly scheduled meeting.

The Committee believes that the Company’s direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products and real estate investment trust (“REIT”) sectors, but also in broader-based general industry. The Committee relates total compensation levels for the Company’s senior executives to the median compensation paid to executives of comparative companies within the forest products and REIT sectors, and within the general industry sector. The Committee’s approach to total compensation considers market level pay practices of comparable companies, but with a greater emphasis on “at-risk” or “pay-for-performance” compensation, which the Committee believes more closely aligns management incentives with shareholder interests. For the same reason, the Committee also has recommended, and the Board has adopted, mandatory share ownership requirements for senior executives. All senior executives are in compliance with the applicable minimum ownership requirements.

The Committee also has responsibility for oversight of the Company’s management succession planning process and takes continuity and development issues into account in setting compensation levels. Each year the Committee conducts a comprehensive review of the Company’s management continuity and development plan.

Base Salary

The Committee has oversight of the general administration of base salaries, salary grades and salary range structure for the Company’s 47 executives, and regularly reviews the base salary of Mr. Nutter and each of his direct reports. While base salaries are competitive in order to recruit and retain qualified executives, they are maintained at levels consistent with the Committee’s philosophy that a greater proportion of total compensation be “at-risk” or “pay-for-performance” incentive compensation. The Committee authorizes base salary adjustments in recognition of the executive’s level of responsibilities, performance, prior experience, breadth of knowledge, internal equity factors and external pay practices. While the normal interval between salary reviews for most executives is 12 months, senior executive salary reviews are at 15 and 18 month intervals, depending on salary grade. Executive salary actions for 2005, comprised of merit pay and promotion/equity increases, averaged 4.32% and 3.46%, respectively, on an annualized basis.

Incentive Compensation

Incentive compensation is paid pursuant to both annual cash bonus and long-term equity-based incentive programs. The 2004 Incentive Stock and Management Bonus Plan (the “2004 Plan”), as approved by shareholders, provides for various incentive arrangements, which are described in the following sections of this report.

Annual Bonus Awards

The Company’s Annual Corporate Bonus Program (the “Bonus Program”), adopted pursuant to the 2004 Plan, provides eligible executives and key employees with the opportunity to earn cash bonuses for achieving specific annual Company, business unit and individual performance goals. The Bonus Program was approved by the Committee in December 2004, effective for calendar year bonuses commencing in 2005.

Consistent with the Company’s prior bonus programs, under the 2005 Bonus Program a Corporate Performance Factor (“CPF”) is calculated to measure performance against budgeted amounts for given metrics. Under the 2005 Bonus Program, a new performance metric, Cash Available for Distribution, was substituted for Operating Funds Flow and the weighting of the performance metrics was rebalanced to recognize the importance of cash generation in a REIT structure. For 2005, the CPF measured performance as compared to budgeted Net Income (weighted at 45%), Return on Total Capital (weighted at 15%), and Cash Available for Distribution (weighted at 40%), with each metric capped at 150% performance.

Under the Bonus Program, CPF is applied to an aggregate dollar bonus pool that is the product of target bonus percentages established by salary grade applied to the executive’s year-end base salary, with an additional 10% factor applied to create a key employee pool for recognition awards to select key, non-executive employees with salary grades 15 through 18. Individual bonus awards could not exceed 150% of the employee’s target award unless otherwise approved by the Committee, with the final bonus determined in the Committee’s discretion subject to the maximum bonus pool. For the Named Executive Officers, the formula bonus award could be decreased but not increased by the Committee.

Actual CPF performance for 2005 was 131% of target and the bonus pool was set and paid accordingly. All bonuses were paid by March 2, 2006. For the 2006 Bonus Program, while the CPF performance metrics and weightings are unchanged, eligibility has been expanded and target bonus percentages for certain salary grades have been increased.

Long-Term Incentives

In addition to providing for annual performance-based cash bonuses, the 2004 Plan governs long-term compensation incentives, which can be made from a menu of equity-based awards. Long-term incentive grants under the 2004 Plan reflect Rayonier’s approach to total compensation, which as noted above places a greater emphasis on “at-risk” rewards that closely align management with shareholder interests. In making specific awards, the Committee considers individual performance and levels of responsibility, as well as historical award data and compensation practices at comparable forest products, REIT sector and general industry companies. The following long-term incentive awards were made during 2005.

Stock Options.    Under the 2004 Plan, non-qualified options to acquire Common Shares are granted by the Committee at an exercise price equal to the fair market value of a Common Share on the date of grant. The size of the grant is based primarily on the potential long-term value of the award, adjusted for individual factors and historical award data. In 2005, non-qualified stock option awards totaling 392,250 shares (as adjusted for the 2005 Stock Split, described below) were granted to 43 executives.

Consistent with previous actions to reflect the 2003 three-for-two stock split (the “2003 Stock Split”) and special stock dividend (the “2003 Special Stock Dividend” and collectively with the 2003 Stock Split, the “2003 Capital Stock Changes”), following the Board’s approval on September 14, 2005, of a three-for-two stock split

(the “2005 Stock Split”), the Committee took action to adjust outstanding awards under Rayonier’s 1994 Incentive Stock Plan (the “1994 Plan”) and the 2004 Plan. The Committee also amended the 1994 Plan, as authorized therein, to increase the number of shares that may be awarded in any plan year for the purpose of reflecting the 2005 Stock Split.

Performance Shares.    Pursuant to the 2004 Plan and its predecessor 1994 Plan, the Committee has made annual grants of performance shares, called “Class Awards,” to senior executives responsible for sustained Total Shareholder Return (“TSR”) performance. The TSR goals reflect the Company’s emphasis on the creation of long-term shareholder value. In general, under each program the actual number of Common Shares received by the executive, if any, at the end of a 36-month performance period depends on the relationship of Rayonier’s TSR performance relative to the performance of a representative peer group of companies or index, depending on the particular program. TSR is calculated by measuring the growth in value of a hypothetical $100 investment in Rayonier and in each of the comparative peer group companies or index over the performance period, assuming all dividends are reinvested quarterly. In determining the size of performance share grants at the beginning of the performance period, the Committee considers the contingent value of the award, competitive practices and the level of responsibility of each senior executive.

During 2005, the 2002 Class Awards were paid out in respect of the 36-month performance period that ended December 31, 2004. Rayonier’s TSR for the period outperformed the weighted average TSR performance for the relevant peer group index for the 2002 Class Awards, the Standard & Poor’s Paper and Forest Products Index (the “S&P Index”), by 324.68%, which translated to share awards at 150% of target. Taking account of adjustments for the Company’s 2003 Capital Stock Changes, 152,232 shares were issued in January 2005 to seven executives.

The 36-month performance period for the 2003 Class Awards ended December 31, 2005. Rayonier’s TSR for the period outperformed the weighted average TSR performance for the relevant peer group index for the 2003 Class Awards, the S&P Index, by 380.79%, which translated to share awards at 150% of target. Taking account of adjustments for the Company’s 2003 Capital Stock Changes and the 2005 Stock Split, 272,420 shares were issued in January 2006 to seven executives pursuant to the 2003 Class Awards.

The 36-month performance period for the 2004 Class Awards will end on December 31, 2006. The maximum shares reserved for issuance under the outstanding 2004 Class Awards, made to seven executives, including Mr. Nutter, is 209,925, taking account of adjustments for the 2005 Stock Split. Actual shares to be issued can range from 0% to a maximum of 150% of target award (the reserved share total) based upon Rayonier’s TSR performance, measured on a quintile basis against the TSR performance of a selected group of peer group companies from the paper and forest products industry. Actual awards, if any, will be paid in January 2007.

In December 2004, the Committee approved 2005 Class Awards under a new performance share award program that compares Rayonier’s TSR performance separately to the TSR performance of the companies that comprise the Standard & Poor’s Supercomposite Paper and Forest Products Index (the “S&P Composite FP Index”) and the National Association of Real Estate Investment Trust Equity REIT Index (the “NAREIT Index”) for a 36-month performance period that commenced January 1, 2005. Shares will be awarded depending upon the Company’s TSR performance measured on a quintile basis against the TSR performance of companies within each index, with performance against the S&P Composite FP Index companies weighted 75% and performance against the NAREIT Index companies weighted 25%. Actual awards can range from 0% to 175% of an executive’s target award, with no award in respect of 5th quintile performance. 2005 Class Awards covering a total of 88,300 performance shares were made to eight senior executives, including Mr. Nutter. The Company has reserved a maximum of 231,788 shares (taking into account the 2005 Stock Split) for possible issuance under these 2005 Class Awards. Actual awards, if any, will be paid in January 2008.

In December 2005, the Committee approved 2006 Class Awards under a performance share award program that is substantially the same as the 2005 program, for a 36-month performance period that commenced January 1, 2006. Shares will be awarded depending on the Company’s TSR performance measured on a quintile basis against the TSR performance of companies within each index, but with performance against the S&P Composite FP Index companies weighted 66.67% and performance against the NAREIT Index companies weighted 33.33%. Actual awards can range from 0% to 175% of executive’s target award, with no award in respect of 5th quintile performance in an index. 2006 Class Awards covering a total of 148,000 performance shares were made to ten senior executives, including Mr. Nutter. The Company reserved a maximum of 259,000 shares for possible issuance under the 2006 Class Awards. Actual awards, if any, will be paid in January 2009.

Restricted Shares.    During 2005, the Committee awarded 20,000 restricted Common Shares to two key executives under the 2004 Plan for retention purposes. Restricted share awards are subject to forfeiture in the event of a termination of employment during a three-year vesting period.

Executive Severance Pay Plan

During 2005, the Committee requested a review of the Company’s Senior Executive Severance Pay Plan (the “Severance Plan”) to determine if any amendments were appropriate in light of changes in market practices and the structure of the Company since 1997. The Severance Plan recognizes that, as with many publicly held corporations, there exists the possibility of a Change in Control of the Company and the uncertainty that possibility creates may result in the loss or distraction of senior executives of the Company, to the detriment of the Company and its shareholders. The Severance Plan implements the Committee’s desire that appropriate steps be taken to assure the Company of the continued employment, attention and dedication to duty of its senior executives notwithstanding the possibility, threat, or occurrence of a Change in Control. The Severance Plan provides benefits to executives identified as Tier I or Tier II by the Committee in the event of a Change in Control of the Company. The benefits would be grossed-up in the event of the imposition of an excise tax on the benefits awarded under the Severance Plan. As a result of the review, several modifications to the Severance Plan were adopted by the Committee in August 2005, to, among other things: (i) eliminate a step-down reduction in base salary severance multiplier for less than fifteen years of service, (ii) calculate the bonus severance amounts based on the greater of the executive’s highest actual bonus paid in an applicable period or the target bonus for the year of the Change in Control, (iii) eliminate the option to have severance paid out as salary continuation, with an alternative adjustment to include the value of certain medical and tax preparation benefits in the lump sum severance payout and (iv) limit the outplacement services benefit to twelve months. Certain amendments to provide rights that mirror rights under the 2004 Plan were included, and new non-competition and confidentiality covenants were also added. A copy of the Severance Plan was filed with the Company’s 10-Q for the third quarter of 2005.

Compensation Of W. Lee Nutter

As noted above, the Committee’s approach to executive compensation is designed to take account of the Company’s direct competitors for executive talent and to more heavily weight pay-for-performance compensation. This is reflected in the Committee’s approach to the total compensation of Mr. Nutter. The Committee compares his total compensation level to the median compensation paid to comparably situated executives in the forest products and REIT sectors, as well as within the general industry sector, but with a greater emphasis on “at-risk” compensation, as reflected in the Company’s annual cash bonus and long-term equity-based incentive programs. The following outlines the 2005 actions taken with respect to Mr. Nutter in each of the compensation categories discussed above.

Mr. Nutter’s base salary was adjusted to $800,000 in August 2005, which the Committee believes is an appropriate base salary consistent with its overall compensation philosophy. As reflected in the Summary Compensation Table, Mr. Nutter was paid an annual cash bonus of $901,280 under the Bonus Program. Mr. Nutter’s bonus reflects the Company’s strong 2005 performance and recognizes his demonstrated leadership against established goals pursuant to the provisions of the Bonus Program.

On December 9, 2004, the Committee took action to award Mr. Nutter non-qualified options to acquire 50,000 Common Shares at an exercise price of $48.40 and a grant of 33,300 performance shares under the 2005 Class Awards program (which were subsequently adjusted for the 2005 Stock Split to options to acquire 75,000

Common Shares at an exercise price of $32.27 and 49,950 performance shares). As a payout of the 2002 Class Awards under the performance share award program, Mr. Nutter received 45,403 Common Shares on January 13, 2005, which number reflects the adjustment for the 2003 Capital Stock Changes.

The Committee believes that Mr. Nutter’s 2005 total compensation is appropriate and competitive with compensation paid to other executives at comparable forest products, REIT and general industry sector companies.

Policy With Respect To The $1 Million Deduction Limit

The Company is able to take deductions in excess of $1 million for certain performance-based incentives, including pursuant to certain incentive plans approved by the Company’s shareholders, paid to the Key Executives identified in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Code does not permit corporations to take deductions for salary and non-performance based compensation in excess of $1 million for a single executive. While the Company makes every effort to insure that the compensation it pays is eligible to be deducted in computing net income, if compliance with the terms of Section 162(m) conflicts with the Company’s compensation philosophy, or with what the Committee believes is in the best interests of the Company and its shareholders, the Committee may conclude that payment of non-deductible compensation is appropriate under the circumstances.

This report is furnished by the members of the Compensation and Management Development Committee.

Rand V. Araskog, Committee Chair
Richard D. Kincaid	Thomas I. Morgan
Paul G. Kirk, Jr.	Ronald Townsend

EXECUTIVE COMPENSATION

Except where noted, per share amounts and exercise prices in this section have been adjusted, where appropriate, to reflect the 2003 Stock Split, the 2003 Special Stock Dividend and the 2005 Stock Split.

Summary Compensation Table

This table discloses compensation received by Rayonier’s Chief Executive Officer and the four other most highly paid executive officers in the Company (the “Named Executive Officers”) for 2005, 2004, and 2003.

	Year	Annual Compensation			Long-Term Compensation
					Awards		Payouts	All Other Compen- sation (4) ($)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compen- sation (1) ($)	Restricted Stock Awards (2) ($)	Securities Underlying Options (#)	LTIP Payouts (3) ($)
W. Lee Nutter	2005	739,615	901,280	—	—	75,000	2,097,165	34,625
Chairman, President and	2004	686,539	1,309,300	—	—	75,000	2,136,066	32,744
Chief Executive Officer	2003	650,000	750,000	—	247,980	160,245	1,296,600	30,196

Gerald J. Pollack(5)	2005	340,000	215,000	—	—	—	1,480,390	18,459
Senior Vice President and	2004	335,423	377,100	—	—	37,500	1,281,640	13,797
Chief Financial Officer	2003	323,000	250,000	—	—	53,415	972,450	15,413

Timothy H. Brannon	2005	320,385	217,133	—	—	45,000	616,775	14,984
Senior Vice President,	2004	300,000	332,800	17,437	—	45,000	—	13,057
Forest Resources and Wood Products	2003	307,497	200,000	25,021	230,028	53,415	—	12,638

Paul G. Boynton	2005	280,500	200,430	—	—	30,000	616,775	11,777
Senior Vice President,	2004	256,731	273,500	—	415,800	30,000	—	10,758
Performance Fibers	2003	230,750	95,000	—	138,011	40,062	—	9,660

W. Edwin Frazier, III	2005	282,154	178,553	—	—	30,000	—	11,972
Senior Vice President,	2004	249,038	190,000	—	415,800	30,000	—	10,596
Administration and Corporate Secretary	2003	201,539	80,000	—	92,000	13,355	—	8,508

(1)	The amounts for 2004 and 2003 represent payments made to Mr. Brannon to reimburse moving expenses and to cover other expenses associated with his relocation from New Zealand, plus tax gross-up.

(2)	The number of shares and value of the aggregate restricted stock holdings of each Named Executive Officer at December 31, 2005 were as follows:

Name	Shares (#)	Value ($)
Mr. Nutter	16,024	638,556
Mr. Pollack	—	—
Mr. Brannon	13,353	532,117
Mr. Boynton	23,011	916,988
Mr. Frazier	20,341	810,589

All dividends paid on such shares during the period prior to vesting are withheld and accumulated by the Company. Upon vesting, the Company will pay each executive an amount equal to all dividends paid and accumulated with respect to their shares, together with interest thereon at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually.

Pursuant to the terms of the respective grants, on January 3, 2006, a portion of the above aggregate restricted stock holdings vested as follows: Mr. Brannon, 13,353 shares; Mr. Boynton, 8,011 shares; and Mr. Frazier, 5,341 shares. On February 20, 2006, Mr. Nutter’s 16,024 restricted stock holdings vested.

(3)	The amounts shown for 2005 represent the value on January 6, 2005 of award payments made on that date pursuant to the vesting of Performance Shares awarded on January 1, 2002. The gross numbers of Common Shares earned were as follows: Mr. Nutter, 45,403 shares; Mr. Pollack, 32,050 shares; Mr. Brannon, 13,353 shares; and Mr. Boynton, 13,353 shares.

The amounts shown for 2004 represent the value on January 9, 2004 of award payments made on that date pursuant to the vesting of Performance Shares awarded on January 2, 2001. The gross numbers of Common Shares earned were as follows: Mr. Nutter, 53,415 shares and Mr. Pollack, 32,049 shares.

The amounts shown for 2003 represent the value on January 23, 2003 of award payments made on that date pursuant to the vesting of Performance Shares awarded on January 1, 2000. The gross numbers of Common Shares earned were as follows: Mr. Nutter, 30,000 shares and Mr. Pollack, 22,500 shares.

(4)	These amounts include Company contributions in 2005 to the Rayonier Investment and Savings Plan for Salaried Employees, a 401(k) Plan (the “Savings Plan”), the Rayonier Excess Savings and Deferred Compensation Plan (the “Excess Plan”) and premiums for group life insurance as follows:

Name	Savings Plan ($)	Excess Plan ($)	Group Life ($)
Mr. Nutter	7,835	21,520	5,270
Mr. Pollack	8,610	7,552	2,297
Mr. Brannon	8,024	5,560	1,400
Mr. Boynton	8,277	3,223	277
Mr. Frazier	8,308	3,242	422

(5)	On November 5, 2004, Mr. Pollack announced his intention to retire from the Company effective February 1, 2006.

Option Grants In Last Fiscal Year

This table provides information on awards of options to purchase Common Shares made to the Named Executive Officers during 2005.

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Stock Options Granted to Employees in 2005	Exercise Price($/ share) (1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name					5%($)	10%($)
W. Lee Nutter	75,000	14.3%	32.27	1/3/2015	1,522,082	3,857,255
Gerald J. Pollack	—	—	—	—	—	—
Timothy H. Brannon	45,000	8.6%	32.27	1/3/2015	913,249	2,314,353
Paul G. Boynton	30,000	5.7%	32.27	1/3/2015	608,833	1,542,902
W. Edwin Frazier, III	30,000	5.7%	32.27	1/3/2015	608,833	1,542,902

(1)	The exercise price per share is equal to the fair market value of a Common Share on the grant date, January 3, 2005. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the Named Executive Officers become exercisable in one-third increments on the first, second and third anniversary of the date of grant. However, upon the occurrence of a change in control of Rayonier (a) all options will generally become immediately exercisable for a period of 60 days, and (b) options will continue to be exercisable for a period of seven months for an employee terminated other than for cause or who voluntarily leaves the Company because of a good faith belief that they will not be able to discharge their duties.

(2)	At the end of the term of these options, the projected price of a Common Share would be $52.56 at an assumed annual appreciation rate of five percent and $83.70 at an assumed annual appreciation rate of ten percent over the term of the options.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

This table shows all stock option exercises in 2005 by the Named Executive Officers and the number and value of such executives’ unexercised stock options at December 31, 2005.

	Options Exercised During 2005		Number of Securities Underlying Unexercised Options at 12/31/05	Value of Unexercised In-the-Money Options Held at 12/31/05(1)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable(#)	Exercisable/ Unexercisable($)
Name
W. Lee Nutter	121,074	3,469,900	775,483/178,415	17,755,798/2,383,247
Gerald J. Pollack	126,416	2,668,674	12,500/42,805	151,625/705,999
Timothy H. Brannon	—	—	144,979/92,805	3,175,801/1,107,749
Paul G. Boynton	—	—	68,758/63,354	1,429,468/772,067
W. Edwin Frazier, III	—	—	56,295/54,452	1,173,485/570,704

(1)	Based on the New York Stock Exchange consolidated trading closing price of a Common Share on December 30, 2005, the last trading day of the fiscal year, of $39.85.

Awards Of Performance Shares In Last Fiscal Year

This table shows awards of Performance Shares made to the Named Executive Officers during 2005.

	Number of Shares(1)	Performance Period	Estimated Future Payouts
Name			Threshold Shares (#)(2)	Target Shares (#)	Maximum Shares (#)
W. Lee Nutter	49,950	36 months	24,975	49,950	87,413
Gerald J. Pollack	—	—	—	—	—
Timothy H. Brannon	22,500	36 months	11,250	22,500	39,375
Paul G. Boynton	15,000	36 months	7,500	15,000	26,250
W. Edwin Frazier, III	15,000	36 months	7,500	15,000	26,250

(1)	Grants of 2005 Class Awards under the 2004 Plan (see Performance Shares beginning on page 15). Grants of 2006 Class Awards were made on January 3, 2006. Threshold, Target and Maximum shares payable under the 2006 Class Awards to the Named Executive Officers are: Mr. Nutter, 20,800, 41,600 and 72,800; Mr. Brannon, 10,350, 20,700 and 36,225; Mr. Boynton, 8,850, 17,700 and 30,975; and Mr. Frazier, 8,850, 17,700 and 30,975.

(2)	Award payout commences with 50 percent of target share award if Rayonier’s performance is in the fourth quintile of peer group performance ranking.

Other Executive Compensation

Rayonier Executive Severance Pay Plan.    The Rayonier Executive Severance Pay Plan (the “Severance Plan”) provides severance benefits for covered executives selected by the Compensation and Management Development Committee based primarily on their position within the Company. Under the Severance Plan, if any covered executive is terminated in a qualifying termination within two years after the occurrence of a “Change in Control” of the Company (as defined in the Retirement Plan for Salaried Employees), he or she is entitled to receive severance benefits equal to up to three times annual base salary, plus an amount calculated to equal the incremental value to the executive of up to an additional 36 months of participation under the Company’s retirement plans and up to 36 months of health and welfare company contributions.

The Severance Plan also provides for payment equal to up to three times the greater of the executive’s target bonus under the bonus plan for the year in which the Change in Control occurs or the highest actual bonus paid in the three-year period comprised of the two years preceding the Change in Control and the year of the Change of Control, together with a prorated bonus award in respect of the year of termination.

The Severance Plan provides for a gross-up for any excise taxes payable with respect to payments under the Plan and income taxes payable on the gross-up payment, and payment of authorized tax and financial services support and for outplacement services. As of March 1, 2006, Messrs. Nutter, Brannon, Boynton and Frazier were covered by the Plan. However, the right to receive severance benefits under the Severance Plan based on a multiple of base salary and target bonus award is offset for Mr. Nutter by benefits under the Change in Control Agreement discussed below, and for Mr. Boynton by certain benefits under the Retention Agreement discussed below.

See Executive Severance Pay Plan on page 16 for additional information regarding the Severance Plan.

Rayonier Key Executive Insurance Program.    The Rayonier Key Executive Insurance Program (the “Insurance Program”) is designed to promote retention of eligible senior executives by providing enhanced benefits for a fifteen-year period from date of retirement. The Insurance Program includes an early retirement benefit option available at the later of age 60 or five years following the Insurance Program implementation date of January 1, 2000. An executive who voluntarily leaves the Company’s employ prior to eligible retirement pursuant to this Program does not receive the enhanced benefits. With Mr. Pollack’s retirement effective February 1, 2006, Mr. Nutter is the only active executive remaining eligible to participate in the Insurance Program.

The Company has purchased a life insurance policy for each of the eligible executives to facilitate funding of Insurance Program benefits, with premiums paid by the Company to be recaptured upon the executive’s death. If death occurs prior to retirement, the death benefit will be paid to the Company. In order to address the resulting potential for the Company’s tax-free receipt of death benefits in excess of premiums paid upon a covered executive’s death prior to retirement, the Compensation and Management Development Committee has approved payment of any such excess death benefits to the covered executive’s beneficiary or estate.

Change in Control protection is provided for Insurance Program benefits both prior to and after retirement by virtue of the individual life insurance policies being held in a trust established by the Company. Under the Trust Agreement, upon a Change in Control, the Company would transfer any amounts due the eligible executives under the Insurance Program to the trust, with subsequent payment to the executive, or his/her beneficiary, made directly by the trust.

The annual benefits under the Insurance Program for Mr. Nutter, in the event of early retirement and at age 65, respectively, are: $60,000 and $70,000. Pursuant to the terms of the Insurance Program, Mr. Pollack will receive an annual benefit of $40,000.

Change in Control Agreement for W. Lee Nutter.    The Company entered into a Change in Control Agreement with Mr. Nutter in August 2001 (the “Change in Control Agreement”). The Change in Control Agreement provides: (i) if within 60 months following a Change in Control, Mr. Nutter is terminated by the Company for any reason or he terminates for “good reason” (as defined in the Severance Plan), he will receive a termination payment of $5 million; (ii) should the termination payment be subject to federal excise tax, Mr. Nutter will be entitled to receive an additional payment in an amount such that the net proceeds to Mr. Nutter, after deduction of the excise tax on the termination payment and all applicable taxes on the additional payment, shall be equal to $5 million; (iii) covenants by Mr. Nutter regarding his continued employment in the event of a potential Change in Control; and (iv) a covenant by the Company to deposit funds into the Supplemental Severance Trust (discussed below) in the event of a Change in Control.

Key Employee Retention Agreement for Paul G. Boynton.    The Company entered into a Retention Agreement with Mr. Boynton in December 2003, which was extended and amended effective March 21, 2006. The Agreement provides that if Mr. Boynton’s employment is terminated within twelve months of a disposition of the assets or ownership of an operating subsidiary of the Company or of a controlling interest therein, or if he voluntarily terminates his employment for “good reason” (as defined in the Severance Plan) following any such covered disposition, he will receive an amount equal to the separation benefits he would have been entitled to under the Severance Plan had there been a termination of his employment in connection with a Change in Control of the Company. In addition, if at the request of the Company Mr. Boynton is actively involved in completing any such covered disposition, the Company will pay him an amount equal to not less than 80% nor more than 120% of such severance benefits without regard to whether or not his employment terminates and he becomes entitled to severance benefits under the Agreement. If Mr. Boynton is terminated in connection with a covered disposition, any outstanding stock option and restricted stock awards under the 2004 Plan or the 1994 Plan will vest, his stock options will continue to be exercisable for the lesser of five years or their remaining term, and he will continue to be entitled to payment, if any, of outstanding performance share awards as if he remained employed by the Company to the end of the applicable performance period. The Agreement expires on December 31, 2009, subject to extension if a covered disposition has occurred or in the event negotiations are underway that result in a covered disposition within six months.

Legal Resources and Supplemental Severance Trusts.    On December 31, 2001, Rayonier established two Rabbi Trusts, the Legal Resources Trust and the Supplemental Severance Trust, each intended to be grantor trusts under Section 671 of the Internal Revenue Code, to protect deferred benefits earned under programs sponsored by the Company or ITT Industries Inc. (“ITT”) historically protected by insurance. Rayonier is, for tax purposes, the beneficiary of each of the Rabbi Trusts. The assets of each of these trusts, as assets of the Company, would be subject to the claims of Rayonier’s creditors in the event of bankruptcy or insolvency.

The Company has contributed the sum of $250,000 per participant to the Legal Resources Trust to fund any litigation and similar expenses incurred by a covered executive in efforts to collect any amounts due under his or her benefit arrangements. Under the terms of the Legal Resources Trust, the Trustee will undertake to pay, to the extent permitted by law, all legal fees and expenses that a covered executive (or his or her beneficiaries) reasonably incurs in pursuing in good faith payment of any amount due to the executive or such beneficiaries under any benefit arrangement, or as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of any benefit arrangement or any guarantee of performance thereof, following a Change in Control.

The Company established the Supplemental Severance Trust to preserve severance benefits provided to eligible executives following a Change in Control. The Trust was initially funded in the amount of $1 million. Upon the occurrence of a Change in Control, the Company is required to fund the Supplemental Severance Trust in an amount that is sufficient to pay the benefits to which participants may become entitled under the Severance Plan and the Change in Control Agreement in the event of a termination of employment.

Retirement Program.    The following tables illustrate the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax-qualified retirement plan (the “Retirement Plan”), and the Rayonier Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at retirement at age 65 based on the assumptions set forth below. Calculation of benefits is uniform for all participants in the Retirement Plan and the Excess Plan, including the Named Executive Officers. The Retirement Plan covers substantially all eligible salaried employees of the Company and the cost of the Retirement Plan and the Excess Plan is borne entirely by the Company. The Retirement Plan was closed to new salaried employees beginning January 1, 2006. Such employees will receive an enhanced retirement contribution from the Company under the Rayonier Investment and Savings Plan for Salaried Employees, a 401(k) defined contribution plan.

Pension Plan Tables

For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years. Accordingly, Table I below reflects estimated annual benefits for years of service through December 31, 2003, while Table II reflects estimated annual benefits for years of service post December 31, 2003. Benefit amounts shown in the charts below reflect years of service and benefits earned under both the ITT Industries Salaried Retirement Plan and the Retirement Plan.

Table I    Retirement Plan – Estimated Annual Benefits for Years of Service through December 31, 2003

Average Final Compensation	Years of Service
	15	20	25	30	35	40
$ 50,000	$15,000	$20,000	$25,000	$28,750	$32,500	$40,000
100,000	30,000	40,000	50,000	57,500	65,000	80,000
300,000	90,000	120,000	150,000	172,500	195,000	240,000
500,000	150,000	200,000	250,000	287,500	325,000	400,000
750,000	225,000	300,000	375,000	431,250	487,500	600,000
1,000,000	300,000	400,000	500,000	575,000	650,000	800,000
1,250,000	375,000	500,000	625,000	718,750	812,500	1,000,000
1,500,000	450,000	600,000	750,000	862,500	975,000	1,200,000
1,750,000	525,000	700,000	875,000	1,050,000	1,225,000	1,400,000

Table II    Retirement Plan – Estimated Annual Benefits for Years of Service post December 31, 2003

Average Final Compensation	Years of Service
	15	20	25	30	35	40
$ 50,000	$11,250	$15,000	$18,750	$22,500	$26,250	$30,000
100,000	22,500	30,000	37,500	45,000	52,500	60,000
300,000	67,500	90,000	112,500	135,000	157,500	180,000
500,000	112,500	150,000	187,500	225,000	262,500	300,000
750,000	168,750	225,000	281,250	337,500	393,750	450,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000
1,250,000	281,250	375,000	468,750	562,500	656,250	750,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,750,000	393,750	525,000	656,250	787,500	918,750	1,050,000

A member’s average final compensation includes salary and approved bonus payments calculated under the Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average. For the Named Executive Officers, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in the Summary Compensation Table on page 18. The Retirement Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

Credited years of service for the Named Executive Officers as of March 1, 2006 are as follows: Mr. Nutter, 38.7 years; Mr. Brannon, 33.6 years; Mr. Boynton, 6.9 years; and Mr. Frazier, 6.8 years. Mr. Pollack retired effective February 1, 2006 with 23.7 years of credited service.

SHARE OWNERSHIP

Principal Holders Of Common Shares

The following table shows, as of March 1, 2006, the holdings of persons known to us to beneficially own more than five percent of the outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
Arnhold and S. Bleichroeder Advisers, LLC 1345 Avenue of Americas New York, NY 10105	7,386,115	(a)	9.7%

(a)	Holdings and percent of class as of December 31, 2005 as reported to the Securities and Exchange Commission (“SEC”) on Schedule 13F-HR on February 14, 2006.

The following table gives information concerning Common Shares beneficially owned as of March 1, 2006 by each of the Company’s directors, each of the Named Executive Officers and all directors and executive officers as a group. All Common Shares listed below are owned directly by the individual concerned unless otherwise indicated:

	Beneficial Ownership
Name of Beneficial Owner	(1) Common Shares Owned		(2) Column (1) as Percent of Class	(3) Exercisable Stock Options (a)	(4) Sum of Columns (1) and (3) as Percent of Class
Rand V. Araskog	654,352		*	-0-	*
Ronald M. Gross	783,793		1.03%	-0-	1.0%
James H. Hance, Jr.	17,875		*	-0-	*
Richard D. Kincaid	2,376		*	-0-	*
Paul G. Kirk, Jr.	16,457		*	-0-	*
Thomas I. Morgan	3,732		*	-0-	*
W. Lee Nutter	876,094	(b)	1.15%	872,231	2.3%
Katherine D. Ortega	15,844		*	-0-	*
Carl S. Sloane	13,762		*	-0-	*
Ronald Townsend	6,337		*	-0-	*
Paul G. Boynton	60,091	(b)(c)	*	102,112	*
Timothy H. Brannon	129,901	(b)	*	192,784	*
W. Edwin Frazier, III	21,551	(b)(c)	*	67,393	*
Gerald J. Pollack	159,687	(b)	*	55,305	*
Directors and executive officers as a group (18 persons)	2,882,182	(b)(c)	3.77%	1,481,984	5.7%

*	Less than 1%.

(a)	Pursuant to SEC regulations, shares receivable through exercise of employee stock options exercisable within 60 days after March 1, 2006 are deemed to be beneficially owned as of March 1, 2006.

(b)	All Common Shares are owned directly except for the following amounts allocated under the Savings Plan to the accounts of: Mr. Nutter, 53,607 shares; Mr. Pollack, 241 shares; Mr. Brannon, 32,139 shares; Mr. Boynton, 4,284 shares; Mr. Frazier 2,358 shares; and all directors and executive officers as a group, 109,918 shares.

(c)	Includes outstanding unvested restricted stock awards as follows: Mr. Boynton, 15,000 shares; Mr. Frazier, 15,000 shares; and all directors and executive officers as a group, 75,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Rayonier directors and executive officers, and persons who own more than ten percent of the outstanding Common Shares, to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Company. To our knowledge, based solely on representations by these individuals that no additional reports needed to be filed, all required reports were filed on a timely basis on behalf of all persons subject to these requirements with the exception of a Form 4 that was filed on behalf of Mr. Nutter in connection with a grant of 6,000 shares of restricted stock (adjusted to 16,024 shares pursuant to the 2003 Stock Split, the 2003 Special Stock Dividend and the 2005 Stock Split), which vested on February 20, 2006. While the Form 4 was not filed until February 23, 2006 due to an internal administrative error, this grant was fully disclosed in each proxy statement since the grant date.

Securities Authorized For Issuance Under Equity Compensation Plans

This table provides information as of December 31, 2005 regarding compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect the 2003 Stock Split, the 2003 Special Stock Dividend and the 2005 Stock Split.

Equity Compensation Plan Information

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,687,958	(1)	$20.50	3,975,543	(2)
Equity compensation plans not approved by security holders	0		N/A	N/A
Total	3,687,958		$20.50	3,975,543

(1)	Outstanding stock option awards under the 1994 Plan and the 2004 Plan.

(2)	Includes 272,420 Performance Shares awarded under the 1994 Plan, 441,713 Performance Shares awarded under the 2004 Plan and shares available for future issuance under the 2004 Plan.

SHAREHOLDER PERFORMANCE GRAPH

This table compares the performance from 2000-2005 of Common Shares (assuming reinvestment of dividends) with a broad-based market index (Standard & Poor’s 500), and two industry-specific indices (the Standard & Poor’s SuperComposite Paper and Forest Products Index and the National Association of Real Estate Investment Trusts (“NAREIT”) Equity REIT Index).

	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04	31-Dec-05
Rayonier Inc.	$100	$131	$121	$203	$252	$323
S&P 500®	$100	$88	$69	$88	$98	$103
S&P© SuperComposite Paper & Forest Products	$100	$103	$89	$121	$135	$129
NAREIT Equity REIT	$100	$114	$118	$162	$213	$239

MISCELLANEOUS

Communications With Non-Management Directors

Shareholders and other parties interested in communicating their concerns directly to the Chairs of the Audit Committee, Compensation and Management Development Committee, Finance Committee and Nominating and Corporate Governance Committee, who preside on a rotating basis at regular meetings of the non-management directors, may do so by writing them at Rayonier Board Committee Chairs, c/o Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, FL 32202. All such concerns received will be forwarded to the four Committee Chairs, and may be accompanied by a report summarizing such concerns if deemed appropriate by the Corporate Secretary.

Director Attendance At Annual Meetings Of Shareholders

Directors are encouraged, but not required, to attend the Annual Meeting of Shareholders. At the 2005 Annual Meeting, eight of the ten sitting directors were in attendance.

Costs Of Proxy Solicitation

The Company will pay the expenses of soliciting proxies for the 2006 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement, and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of Common Shares. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of ADP, the Company’s vote tabulator. If utilized, payment to ADP for such services will be based on actual expenses incurred, including time spent.

Annual Report

If you were a shareholder of record on March 20, 2006, you should have received copies of Rayonier’s 2005 Annual Report to Shareholders including its 2005 Annual Report on Form 10-K (without exhibits) either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report to Shareholders and Form 10-K, please write to the Corporate Secretary at Rayonier, 50 North Laura Street, Jacksonville, Florida 32202, and copies will be sent to you.

Standard Of Ethics And Code Of Corporate Conduct

The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonier.com and is also available in print to any shareholder who requests it by writing to the Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202.

Delivery Of Materials To Shareholders Sharing An Address

The Company takes advantage of the “householding” rules to reduce the cost of mailing proxy materials. Under such rules, only one Proxy Statement, Annual Report and Form 10-K are delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate copy of the proxy materials, he or she may so request by contacting ADP Householding Department by phone at 1-800-542-1061 or by mail to ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a shareholder’s request, and such shareholder will receive separate proxy materials in the future. Any shareholder currently sharing an address with another shareholder but nonetheless receiving separate copies of the proxy materials may request delivery of a single copy in the future by contacting ADP Householding Department at the number or address shown above.

BY ORDER OF THE BOARD OF DIRECTORS

W. EDWIN FRAZIER, III

Senior Vice President, Administration and Corporate Secretary

Dated:	March 30, 2006

APPENDIX A

Rayonier Inc.

Charter of the Audit Committee of the Board of Directors

Amended February 18, 2005

I.	GENERAL

The Audit Committee (the “Committee”) of the Board of Directors of Rayonier Inc. (the “Company”) is responsible for assisting Board oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including overseeing the Company’s legal compliance and ethics programs, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s independent and internal auditors. The Committee operates under a charter of specific responsibilities and procedures, competency and independence requirements for its members, and is solely responsible for the selection, evaluation, compensation and replacement of the Company’s independent auditors. The Committee has the authority to retain and determine compensation for special legal, accounting or other experts or consultants the Committee may deem necessary or appropriate.

II.	MEMBERSHIP

The Committee consists of not less than four members who are “independent” under the requirements of the Securities Exchange Act of 1934 and the New York Stock Exchange (“NYSE”) listing requirements. All members of the Committee are “financially literate” (in accordance with the NYSE listing requirements) with at least one member qualifying as a “financial expert” as defined under applicable NYSE rules. On an annual basis, the Board of Directors will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

III.	RESPONSIBILITIES

The Committee’s role is one of independent oversight operating under a set of specific procedures to ensure the integrity of the financial reporting and system of internal controls, and compliance with legal and regulatory requirements that might have a material effect on the financial statements. Specific responsibilities, categorized by broad areas of responsibility, include the following:

A.	Administration

1.	Establishing an annual calendar of meetings (no less than four a year) including pre-selecting subjects to be discussed at each meeting;

2.	Meeting privately at each regular non-telephonic Committee meeting with management, the internal and independent auditors, and with the Company’s Ombudsman; allowing direct access between the chief internal audit executive and the Committee;

3.	Reviewing this Charter annually to assess its adequacy, and proposing any necessary amendments to the Board;

4.	Establishing procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

5.	Ensuring an annual evaluation of Committee performance is conducted and presented to the Board;

6.	Reporting regularly to the Board with respect to its activities and issuing an annual report, for inclusion in the Company’s Proxy Statement, outlining its responsibilities, procedures and compliance with its Charter, including having had independent discussions with the independent auditors and its recommendation to the Board that the annual financial statements be accepted;

B.	Oversight of Financial Reporting, Controls and Audit Performance

1.	Reviewing the Company’s principal policies for accounting, internal control and financial reporting;

2.	Discussing the audited annual financial statements (Form 10-K) and quarterly financial statements (Form 10-Q) of the Company, with management and the independent auditors before they are filed, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

3.	Discussing with management and, as appropriate, other advisors at least annually the development, content, review and issuance of press releases, rating agency and investor presentations and other public disclosures of financial information;

4.	Reviewing with the independent auditors the results of their annual audit and the required communications under Statements of Auditing Standards, including a discussion of events, transactions, and changes in accounting principles or estimates that may have affected the quality of the Company’s financial reporting, any significant audit issues and management response, and their view on the adequacy of internal controls;

5.	Reviewing required disclosures from management of (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

6.	Reviewing the process of management certifications required by the Sarbanes-Oxley Act of 2002;

7.	Reviewing required reporting from the independent auditors covering (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditors, (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

8.	Discussing the accounting for any transactions in the Company’s interim financial statements of an unusual nature requiring non-routine judgments, as raised by the independent auditors, that would normally be included in the independent auditors’ reports under SAS No. 61;

9.	Reviewing with both the internal and independent auditors the plan, scope, timing, results, budget (internal audit) and coordination of their audit(s);

10.	Discussing the Company’s guidelines and policies with respect to risk assessment and risk management, with particular focus on risks related to financial statements and information issued;

11.	Reviewing the adequacy of the Company’s systems for internal accounting control and for data security, and the independent auditor’s annual report on internal control recommendations;

12.	Reviewing significant findings and recommendations of the independent and internal auditors with management;

C.	Oversight of Auditor’s Independence

1.	Approving, in advance, all of the independent auditor’s audit and allowable non-audit services and estimated fees, and reviewing a report from the independent auditor on any relationships with the Company or others that might affect independence. The pre-approval of audit and allowable non-audit services may be delegated to one or more members of the Committee, provided that any actions taken by such members(s) be presented to the Committee at its next scheduled meeting. Specific policies and procedures for pre-approval are included in Appendix B;

2.	Obtaining and reviewing at least annually a report from the independent auditors describing: the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the past five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and all relationships between the independent auditor and the Company;

3.	After reviewing such report, evaluating the independent auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner, and determining whether there should be a rotation of the lead audit partner or of the independent audit firm itself. The Committee will then present its conclusions to the Board;

4.	Establishing hiring policies for employees or former employees of the independent auditors;

5.	Ensuring that the lead engagement and review partners of the independent auditor are rotated no less frequently than every five years;

D.	Review of Compliance

1.	To meet regularly with appropriate representatives of management, including the Chairman of the Corporate Compliance Committee, for purposes of evaluating the adequacy and efficacy of the Company’s legal compliance and ethics programs;

2.	To review periodically, in light of changing conditions, legislation and other developments, the Company’s Standard of Ethics and Code of Corporate Conduct and make recommendations to management for such changes as the Committee may deem appropriate;

3.	Reviewing internal audit’s annual audit of expense reports of the Company’s senior officers, and reviewing fees paid to outside consultants, including law firms and investment bankers;

4.	Reviewing and recommending to the Board proposed actions on environmental compliance and regulatory matters which could have a significant impact on the business and strategic operating objectives of the Company and its subsidiaries;

5.	Reviewing and considering material claims and litigation, and legal, regulatory, patent and related government policy matters affecting the Company and its subsidiaries; and

6.	Reviewing tax compliance and management, including review of the Company’s philosophy, approach, procedures and use of tax preparers and external legal advisors.

APPENDIX B

Rayonier Audit Committee

Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.	The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.	When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need to commence before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Tax return compliance work as laid out in initial scope (February meeting),

e.	Annual audits of the Company’s defined benefit and savings plans, and

f.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

B-1

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rayonier, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RAYON1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYONIER INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1.

Vote On Directors			For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of the nominees listed below as Class III		All	All	Except
Directors of Rayonier Inc.
	01)	Richard D. Kincaid	☐	☐	☐
	02)	W. Lee Nutter
	03)	Ronald Townsend

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all three nominees for Director. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Rayonier

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Rayonier Inc.

for the Annual Meeting on May 18, 2006

By signing this card, I(we) hereby authorize W. LEE NUTTER, W. EDWIN FRAZIER, III, and MICHAEL R. HERMAN, or any of them, each with full power to appoint his substitute, to vote as Proxy for me(us) at the Annual Meeting of Shareholders of Rayonier to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 18, 2006 at 4:00 p.m., or at any adjournment thereof, the number of shares which I(we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)